                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT dated as of January 1, 2004 by and between AMERISAFE, INC., a Texas corporation (the "Company"), and Arthur L. Hunt (the "Employee").

                                   WITNESSETH:

      WHEREAS the Company desires to induce the Employee to continue in the employment by the company for the period provided in this Agreement, and the Employee is willing to continue such employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

      NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

1.    Employment.

      (a) The Company hereby agrees to continue to employ the Employee, and the Employee hereby accepts such employment with the Company, for the period set forth in Section 2 hereof, subject to the terms and conditions hereinafter set forth.

      (b) The Employee affirms and represents that he is under no obligation to any former employer or other party which is in any way inconsistent with, or which imposes any restriction upon, the Employee's employment hereunder with the Company, the employment of the Employee by the Company, or the Employee's undertakings under this Agreement.

2. Term of Employment. Unless earlier terminated by the Employee or the Company as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period beginning on January 1, 2004 (the "Effective Date") and ending on the second anniversary of the Effective Date, January 1, 2006, provided, however, that this Agreement shall automatically renew for successive one year periods, unless either party shall notify the other in writing not less than thirty (30) days prior to the second anniversary date or any successive anniversary date that it does not intend to renew this Agreement. Such period, plus any annual renewal periods, or, if the Employee's employment hereunder is earlier terminated as provided herein and including termination pursuant to Section 9(a)(i)-(v), such shorter period, is sometimes referred to herein as the "Employment Term".

3. Duties. The Employee shall be employed by the Company as a senior executive officer and shall endeavor in good faith to competently perform such duties as inherent in his/her employment and/or any designated job position and/or as specified by the Company and shall also perform and discharge such other employment duties and responsibilities as the Board of Directors of the Company shall from time to time reasonably determine, not inconsistent with his/her position as a senior executive officer with the Company. Employee shall also comply with any By-Laws of the Company, as applicable. The Employee shall perform his duties principally at the offices of the Company at 2301

      Highway 190 West, DeRidder, Louisiana, with such travel to such other locations from time to time as the Board of Directors of the Company may reasonably prescribe. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Employee shall devote his full time during normal business hours throughout the Employment Term to the services required of him hereunder; provided that the foregoing shall not prohibit the Employee from engaging in reasonable charitable and community activities. The Employee shall render his business services exclusively to the Company and its subsidiaries during the Employment Term and shall use his good faith efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of his position.

4. Conflicts of Interest and Compliance. Employee shall not engage in any conflict of interest and/or take any actions or engage in any conduct which is contrary to the exclusive interests of the Company. Employee shall comply with all applicable laws and regulations (federal, state and/or local) and shall comply with all applicable directives, orders and regulations of any governmental agency or regulatory body including federal, state and local agencies and bodies. Employee shall also comply with all policies and procedures of the Company and directives of the Board of Directors. Employee understands, acknowledges and agrees that he/she may hold a position of trust and that fiduciary duties and responsibilities may apply under applicable law and that these duties and responsibilities may be continuing in nature, even after separation from employment. Employee agrees to fully and faithfully perform and discharge all such duties, responsibilities and obligations.

5. EEO Compliance. Employee shall not engage in any conduct which constitutes an unlawful employment practice or which violates any laws or regulations (federal, state and/or local) prohibiting discrimination, harassment and/or retaliation. Employee acknowledges that the Company is an Equal Opportunity Employer and prohibits all forms of unlawful discrimination in the terms and conditions of employment and prohibits all forms of harassment, including sexual harassment.

6.    Salary and Bonus.

      (a) Salary. As compensation for the services to be performed by the Employee hereunder during the Employment Term, the Company shall pay the Employee a base salary at the annual rate of not less than Two Hundred Fifteen Thousand Dollars ($215,000.00) (said amount, together with any increases thereto as may be determined from time to time by the Compensation Committee of the Board of Directors of the Company in its sole discretion, being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's payroll practices from time to time in effect, but in no event less than monthly.

      (b) Bonus. The Employee shall be eligible to receive bonus compensation from the Company in respect of each fiscal year (or portion thereof) occurring during the

            Employment Term in amounts, if any, as may be determined by the Compensation Committee of the Board of Directors of the Company in its sole discretion on the basis of performance-based criteria to be established from time to time by such Committee in its sole discretion.

      (c)   Withholding, Etc. The payment of any Salary and Bonus under this
            Section 6, and the payment of any severance pay pursuant to Section 9 hereof, shall be subject to applicable withholding and payroll taxes and such other deductions as may be required under the Company's employee benefit plans.

7.    Other Benefits.

      During the Employment Term, the Employee shall:

      (a) be eligible to participate in all employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its other senior executive officers in accordance with the provision of any such plans, as the same may be in effect from time to time;

      (b) be eligible to participate in all medical and health plans or other employee welfare benefit plans that may be provided by the company for its other senior executive officers in accordance with the provisions of any such plans, as the same be in effect from time to time;

      (c) be entitled to at least 23 vacation/personal days in each calendar year; the Employee shall also be entitled to all paid holidays given by the company to its other senior executive officers;

      (d) be entitled to sick pay and disability benefits in accordance with any Company policy that may be applicable to other senior executive officers from time to time,

      (e) be entitled to a car allowance consistent with Company practice as of the date hereof; and

      (f) be entitled to reimbursement for all reasonable out-of-pocket business expenses incurred by the Employee in the performance of his duties hereunder in accordance with company policy that may be applicable to senior executive officers from time to time.

8. Confidential Information. The Employee hereby covenants, agrees and acknowledges as follows:

      (a) The Employee has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets that directly or indirectly relate to the business, prospects, operations and other aspects of the Company and any other present or future subsidiaries of the Company (collectively with the Company, the "Companies"), including but not limited to (1) customer lists; the identity, lists or descriptions of new or prospective customers; financial statements; cost reports or other financial information; contract proposals or bidding information, business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals; (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas; and (iii) all other tangible and intangible property, which are used in the business and operations of the Companies but not made public. The information and trade secrets relating to the business of the Companies described hereinabove in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information", provided that the term "Confidential Information" shall not include any information (x) that is or becomes publicly available (other than as a result of violation of this Agreement by the Employee), or (y) that the Employee receives or received on a non-confidential basis from a source (other than the Companies or any of their representatives) that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation (provided, however that the Employee shall not be deemed to be in violation of this clause (y) unless he has actual knowledge of any such obligation on the party of any such source).

      (b) The Employee shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential Information in any way except in connection with the performance of the Employee's duties under this Agreement. The Employee may disclose Confidential Information in response to an order or subpoena of a court or governmental agency of competent jurisdiction and authority provided, however, notice of such order or subpoena shall be immediately communicated to the Company telephonically and in writing so that the Company shall have an opportunity to intervene and assert its rights to nondisclosure prior to any response by Employee to such an order or subpoena and in such notice, Employee shall advise as to whether or not he/she intends to comply with and/or respond to the order and/or subpoena.

      (c) The Employee acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 8 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach or threatened breach.

      (d) The Employee agrees that upon termination of his employment with the company for any reason, the Employee shall promptly return to the Company all Confidential Information in his possession in whatever form maintained (including, without limitation, computer disks and other electronic media).

      (e) The obligations of the Employee under this Section 8 shall, except as otherwise provided herein, survive the termination of the Employment Term and/or the expiration or termination of this Agreement for a period of five years.

9.    Termination.

      (a) The Employee's employment hereunder shall be terminated upon the occurrence of any of the following:

            (i)   death of the Employee;

            (ii) the Employee's inability to perform his duties on account of disability or incapacity for a period of one hundred eighty
                  (180) or more days, whether or not consecutive, within any period of twelve (12) consecutive months;

            (iii) a Termination for Cause (as defined herein);

            (iv)  a Termination Without Cause (as defined herein); or

            (v) termination of the Employee's employment hereunder by the Employee at any time other than a termination by the Employee pursuant to Section 9(a)(iv) hereof (a "Resignation").

                  The term "Termination for Cause" shall mean a termination of the Employee's employment hereunder by action of the Board of Directors of the Company at any time, including during the Employment Term, as a result of any of the following with respect to the Employee: (1) indictment or arrest for the alleged commission of a felony, (2) acts of dishonesty or moral turpitude which are materially detrimental to the Companies, (3) acts or omissions which the Employee reasonably knew were likely to materially damage the business of the Company, (4) failure by the Employee to obey the reasonable and lawful orders of the Board of Directors of the Company, or
                  (5) gross negligence by the Employee in the performance of, or willful disregard by the Employee of, his obligations hereunder; provided, however, that prior to any termination pursuant to clauses (4) or (5) above, the Board of Directors of the Company shall have provided the Employee with written notice of such action, failure or event and a reasonable period in which to cure the same. This advance notice and cure provision for termination pursuant to clauses (4) or (5) above shall not apply and is not required if giving notice and/or a cure period would be contrary to the best interests of the Company.

                  The term "Termination Without Cause" shall mean: (1) the Company is giving written notice at any time, including during the Employment Term, to the Employee that the Employee's employment is being terminated or non-renewed (pursuant to paragraph 2. hereof) other than pursuant to clauses (i), (ii) or (iii) of the first paragraph of this Section 9(a), or (2) the Employee giving written notice to the Company that he is terminating his employment with the Company upon the occurrence of any of the following items:

                  (A) significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties associated with the job position designated and/or existing at the effective date of this Agreement, a reduction in the Employee's Salary, or the termination of the Employee's rights to any employee benefits to which he was entitled pursuant to this Agreement (other than a termination of rights or benefits applicable to all executive officers), any of which is not remedied within 10 calendar days after receipt by the Company of written notice from the Employee of such change, reduction or termination as the case may be;

                  (B) the Company shall require the Employee to have his principal location of work changed to any location which is in excess of 25 miles from the location thereof as of the date of this Agreement without his prior written consent; or

                  (C) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

                  (D) a "Change of Control". For purposes of this Agreement and this provision, a Change of Control shall mean the following: (i) sale of all or substantially all of the Company's assets to any person or entity; (ii) a merger, consolidation or other similar business combination of the Company or of the subsidiaries of the Company, taken as a whole (the Subsidiaries"), with or into another company other than AmCOMP Incorporated, with the effect that, immediately following such merger, consolidation or other business combination, the Qualified Shareholders of the Company or the Subsidiaries, taken as a whole, prior to such merger, consolidation or other business combination hold less than 50% of the combined voting power of the then outstanding securities of the surviving company of such merger, consolidation or other business combination ordinarily ( and apart from rights accruing under special circumstances) having the right to vote in the election of directors; OR (iii) a sale, transfer and/or acquisition of a majority of the common stock of the Company to a person or entity that is not a "Qualified Shareholder." For purposes of this Agreement and this provision, a Change of Control shall not mean a public offering of equity securities of the Company registered under the Securities Act of 1933, as amended. For purposes of this Agreement and this provision, "Qualified Shareholders" is defined as and shall mean WCAS VII, L.P. Sprout Group and affiliates of either WCAS VII, L.P. or Sprout Group.

      (b) In the event that the Employee's employment is terminated at any time by a Termination Without Cause, for a 12 month period following the effective date of such termination, the company shall pay (as severance, termination pay, contract payout, compensation and/or liquidated damages) the Salary that would have otherwise been payable to the Employee during such period. This amount will be paid during such period in accordance with the Company's then existing payroll practices, methods and/or pay periods. In addition, in the event that Employee's employment is terminated at any time by Termination Without Cause, the Company will pay and/or reimburse Employee for a 12 month period following such termination the actual cost of COBRA continuing health coverage premiums. In this regard, if the Employee is eligible for COBRA continuing health benefits and if Employee timely elects COBRA continuing health care coverage, the Company will pay and/or reimburse up to a maximum of 12 months of COBRA continuing health care coverage premiums. It shall be at the Company's option and discretion to either pay the COBRA premiums directly or to reimburse the Employee for premiums that the Employee pays for COBRA continuing health coverage. Any premiums or amounts due for COBRA continuing health coverage beyond the 12 month period referenced above shall be at the sole cost and expense of Employee and will not be paid and/or reimbursed by the Company. The above described obligations of the Company (continuation of salary for a 12 month period following Termination Without Cause and payment of COBRA premiums for a 12 month period following Termination Without Cause) shall be the exclusive remedies and payment obligations and no other amounts or obligations will be due and owing by the Company to Employee. In this regard, Termination Without Cause may be effectuated at any time during the Employment Term or renewal and the only amounts that the Company will be obligated or required to pay are the amounts calculated according to the formulas set forth above.

      (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in Section 9(b) above, the Company shall not be obligated to make any payments to the Employee or on his behalf of whatever kind or nature by reason of the Employee's cessation of employment (including, without limitation, by reason of a Termination for Cause), other than (i) such amounts, if any, of his Salary as shall be accrued and remained unpaid as of the date of said cessation and
            (ii) such other amounts, if any, which may be then otherwise payable to the Employee pursuant to the terms of the Company's benefits plans or pursuant to Section 7 above.

10.   Restrictive Covenants

      10.01 Noncompetition and Nonsolicitation of Customers.

      (a) The Employee agrees that during the Noncompete Period (as defined herein), without the prior written consent of the Company, Employee shall refrain, directly or indirectly, and whether as a principal, agent, employee, owner, partner, officer, director, shareholder, member or otherwise, alone or in association with any other person or entity, from carrying on or engaging in a business similar to that of the

            Company and/or from soliciting customers of the Company within the Designated Area, so long as the Company carries on like a business therein.

      (b) Noncompete Period. For purposes of this Agreement, the "Noncompete Period" shall mean the Employment Term plus:

            (i) in the event that the employment of the Employee is terminated by a Termination Without Cause, a period of 12 months. As such, the Noncompete Period would be the term and duration of employment and would extend beyond termination and/or separation for 12 months; or

            (ii) in the event that the employment of the Employee is terminated by the Company by a Termination With Cause, or by the Employee's Resignation pursuant to Section 9(v) of this Agreement or the Employee's nonrenewal under Section 2 of this Agreement, the Noncompete Period shall expire upon the expiration, termination and/or separation of the Employee's employment with the Company; provided, however, in such event the Company shall have the exclusive option and absolute right of extending the Noncompete Period for a period of 12 months following the termination and/or separation of employment if the Company: (1) delivers written notice to the Employee irrevocably exercising such option before employment termination and/or separation or within 180 days after employment separation and/or termination and (2) agrees to pay and does pay the employee the Salary and benefit amounts as designated under Section 9(b) of this Agreement for such 12 month period. If the Company exercises this option and right and complies with the requirements for same, the Noncompete Period shall be extended for the 12 month period designated and Employee agrees and acknowledges that he/she is bound by such period.

      (c) Definition of Designated Area. The term "Designated Area" shall mean the states, parishes, counties and/or municipalities designated in Attachment "A".

      (d) Business of the Company. Employee acknowledges and understands that the "business" of the Company involves and relates to the underwriting of risks for worker's compensation insurance and related services. Employee further acknowledges, agrees and represents that he/she understands and knows the business in which the Company is engaged and the scope, activities and/or business pursuits involved in the business of the Company and in the underwriting of risks for worker's compensation insurance and related services. Employee further acknowledges and understands that the noncompetition and nonsolicitation of customer restrictions in this Agreement prohibit the Employee from engaging, in any capacity and/or any position, and/or from conducting any activities and/or business similar to that of the Company and under the specific terms and conditions of this Agreement.

      (e) Customers of the Company. For purposes of this Agreement, "customers" shall include, but are not limited to, insured businesses and/or entities who have and/or have had insurance coverage with the Company and insurance agents with whom the Company has contracts, agreements, arrangements and/or any type of business, insurance placement and/or working relationship. Employee acknowledges and represents that he/she understands the nature of the Company's customer relationships and who and/or what comprises its customers.

      10.02 Nonsolicitation. Employee shall not, during the Noncompete Period, directly or indirectly solicit or induce, or attempt to solicit or induce, any employee, agent of or consultant to the Company to leave his or her employment or terminate his or her consultation agreement or similar relationship with the Company.

      10.03 Amerisafe Designation. As used in this Section 10, Amerisafe, Inc. and/or the "Company" includes Amerisafe, Inc., American Interstate Insurance Company, Silver Oak Casualty, Inc. and any and all predecessor entities, successor entities, affiliate entities, parent companies and subsidiaries. The parties acknowledge and agree that the restrictive covenants in this Section 10 enure to the benefit of and operate for the interest of all of the above-mentioned companies and affiliates.

      10.04 Remedies. In the event of a breach, or a threatened or attempted breach, of any provision of this Section 10 by the Employee, the parties recognize that such a breach would cause irreparable harm to the Company, thus the Company shall, in addition to all other remedies, be entitled to: (a) a temporary, preliminary and/or permanent injunction against such breach without the necessity of showing any actual damages or any irreparable injury; (b) a decree for the specific performance of this Agreement; and/or (c) damages, attorney's fees and costs. All remedies in favor of Company shall not be exclusive, but shall be cumulative.

      10.05 Construction, Reformation and Severability. It is understood and agreed that, should any portion of any clause or paragraph of this Section 10 be deemed too broad to permit enforcement to its full extent, or should any portion of any clause or paragraph of this Section 10 be deemed unreasonable, then said clause or paragraph shall be reformed and enforced to the maximum extent permitted by law. Additionally, if any of the provisions of this Section 10 are ever found by a court of competent jurisdiction to exceed the maximum enforceable (i) periods of time, (ii) geographic areas of restriction, (iii) scope of noncompetition or nonsolicitation and/or (iv) description of the Company's business or customers, or for any other reason, then such unenforceable element(s) of this Section 10 shall be reformed and reduced to the maximum periods of time, geographic areas of restriction, scope of noncompetition or nonsolicitation and/or description of the Company's business that is permitted by law. In this regard, any unenforceable, unreasonable and/or overly broad provision shall be reformed and/or severed so as to permit enforcement to the fullest extent permitted by law. Reformation and severability shall apply.

      10.06 Reasonableness. Employee acknowledges, represents and agrees that the restrictive covenants in this Section 10 are reasonable in nature, scope, time and territory and in the terms and conditions set forth herein. Employee acknowledges, represents and agrees that the Company has expended substantial cost in training Employee and that the Company has provided him/her with access to valuable information and has provided him/her with valuable experience. In addition, Employee acknowledges, represents and agrees that the Company has placed Employee in contact with its customers and has made Employee part of its business plans. Employee further acknowledges, represents and agrees that Employee would not have obtained such training, experience, contacts and information from other sources without the employment relationship with the Company. Employee further acknowledges, represents and agrees that the foregoing have occurred and/or resulted based on the Company's reliance on these restrictive covenants and Employee's representations and obligations made herein. Employee further acknowledges, represents and agrees that this Section 10 and the obligations of Employee under these restrictive covenants are reasonable in order to protect the legitimate interests of the Company. Employee further acknowledges, represents and agrees that by virtue of his/her job position, he/she has become an integral and influential component of the Company's current and future business plans. It is Employee's desire and intent that this Agreement be given full force and effect.

11.   Non-Assignability.

      (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 11(a) shall preclude the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity.

      (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

12. Binding Effect. Without limiting or diminishing the effect of Section 11 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

13. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) five business days after being mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier, or (iv) sent via facsimile confirmed by certified or registered mail, return receipt requested and postage prepaid, if to the Company at the Company's principal place of business, and if to the Employee, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

14. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

15. Severability. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement is void or constitutes an unreasonable restriction against the Employee, this Agreement shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision. Severability and reformation shall apply.

      It is understood and agreed that, should any portion of any clause or paragraph of this Agreement be deemed too broad to permit enforcement to its full extent, or should any portion of any clause or paragraph of this Agreement be deemed unreasonable, then said clause or paragraph shall be reformed and enforced to the maximum extent permitted by law.

16. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

17. Entire Agreement; Modifications. This Agreement, with referenced Attachment "A," constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                              AMERISAFE, INC.

                                              BY: /s/ C. Allen Bradley, Jr.
                                                  ------------------------------

                                              EMPLOYEE:

                                              /s/ Arthur L. Hunt
                                              ---------------------------------
                                              Arthur L. Hunt

                              EMPLOYMENT AGREEMENT

                                 AMENDMENT NO 1

      This First Amendment to the Employment Agreement dated January 1, 2004 by and between Amerisafe, Inc., a Texas corporation (the "Company"), and Arthur L. Hunt (the "Employee"), hereby amends the Agreement as follows:

      Item 2. Term of Employment

            The paragraph beginning, "Unless earlier terminated by the Employee or the Company as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period beginning on January 1, 2004 (the "Effective Date") and ending on the second anniversary of the Effective Date, January 1, 2006..." is hereby amended to read:

            "Unless earlier terminated by the Employee or the Company as provided in this Agreement, the term of the Employee's employment under this Agreement shall be for a period beginning on January 1, 2004 (the "Effective Date") and ending on the fourth anniversary of the Effective Date, January 1, 2008..."

      This Amendment is effective June 17, 2005.

                                              AMERISAFE, Inc.

                                              By: /s/ C. Allen Bradley, Jr.
                                                  -----------------------------
                                                  C. Allen Bradley, Jr.,
                                                  President and CEO

      Acknowledged and agreed to June 17, 2005

                                                  /s/ Arthur L. Hunt
                                                  ------------------------------
                                                  Arthur L. Hunt